Exhibit 10.51

CONSULTING AGREEMENT

This Consulting Agreement, dated as of February 17, 2026 (this “Agreement”), between Billio Ltd., an Israeli company number 515180669 (the “Consultant”), and T3 Defense Inc. f/k/a Nukkleus Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Billio Ltd. are parties to a Consulting Agreement dated December 16, 2024 (the “Consulting Agreement”) pursuant to which the Company obtained consulting services from the Consultant through Menachem Shalom (the “Manager”);

WHEREAS, Star 26 Capital, Inc., a Nevada corporation which is currently wholly-owned by the Company (“Star”), is a party to the Management Services Agreement dated June 28, 2024, as amended by Amendment No. 1 dated August 8, 2024 (the “Star Services Agreement”), with Zero One Capital LLC, a Nevada limited liability company (“Zero One”); the Manager is the CEO and controlling member and shareholder of Zero One;

WHEREAS, B. Rimon Agencies Ltd., an Israeli company which is currently wholly-owned by Star (“Rimon”), is a party to the Offsetting Management Services Agreement dated August 12, 2024 with Zero One (the “Rimon Services Agreement”, and together with the Consulting Agreement and the Star Services Agreement, the “Previous Services Agreements”);

WHEREAS, pursuant to the Previous Services Agreements, the Consultant is entitled to compensation and fees for management and services, profit distributions and reimbursement of expenses; and

WHEREAS the parties to the Previous Services Agreement, including Star, Zero One and Rimon desire to terminate the Previous Services Agreements and to consolidate all services to be provided by the Consultant to the Company and its subsidiaries and have the Manager, through the Consultant, provide his services to the Company and its subsidiaries pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Engagement

a. The Consultant shall provide the services described in this Agreement through the Manager. The Consultant shall not engage or contract any other person or entity to perform the services hereunder or any part thereof without the prior written consent of the Company. All obligations of the Consultant in this Agreement shall be binding on the Manager and all benefits inuring to the Consultant in this Agreement shall, in the discretion of the Manager, belong to the Manager.

b. During the Term (as defined below), the Consultant shall be the Chief Executive Officer and President of the Company and its direct and indirect subsidiaries and joint ventures (collectively referred to in this Agreement as the Company), giving  the benefit of his knowledge, expertise, technical skill and ingenuity, in all matters involved in or relating to the business thereof. In his capacity as Chief Executive Officer and President, the Consultant shall be the senior executive officer of the Company with principal responsibility for operations of the Company and shall perform such other duties for the Company as are consistent with his position. The Previous Services Agreements are hereby terminated in their entirety, and no party shall be responsible for any payments due thereunder.

2.	Term

This Agreement shall have an effective date as of January 1, 2026 and shall remain in effect until terminated pursuant to the terms of this Agreement (the “Term”).

3.	Duties; Non-Exclusive.

a.	Duties. During the Term, the Consultant shall perform such duties as are customarily performed by such Consultant officer, all under and subject to the direction and control of the Board of Directors of the Company (the “Board”). As part of his duties, the Consultant (a) shall devote his knowledge and best skills to the performance of his duties and (b) shall devote as much of his business time as is required to the rendition of such services, subject to other business activities and to absences for holidays, customary vacations and for temporary illness.

The Consultant shall be the senior principal executive officer of the Company with principal responsibility for implementing the strategic business policies and controlling the operations of the Company and shall perform such duties for the Company as are consistent with the foregoing, including, without limitation, hiring and terminating consultants and employees, preparing and obtaining approval from the Board of the Company’s annual budget, cash management activities (including banking arrangements and investments), and contracting with accountants, attorneys, suppliers, customers and other third parties, including strategic partners. establishing new subsidiaries and joint ventures and having the sole authority to approve any agreement or arrangement with a third party involving the expenditure or commitment of Company funds. It is agreed that this engagement is not exclusive. The Consultant may trade in stock, bonds, securities, commodities or real estate investments that do not involve the business operations of the Company. It is further agreed that the Consultant and/or the Manager may have other managerial, executive or consultancy services or other roles in other private and/or public companies.

b.	Non-Exclusive. The Company agrees and acknowledges that during the Term the Consultant and/or the Manager shall be entitled to accept other work and/or enter into any contract or understanding or accept any obligation with another party to provide services, provided that such services are not provided to any company or person which is in direct or indirect competition with the Company’s business. The Company acknowledges that the Consultant and/or the Manager are currently engaged as a senior consultant and/or employee and/or executive to other private and/or public companies, and he may continue to do so at his free will.

4.	Non-Competition; Non-Solicitation.

a.	Non-Competition. The Consultant agrees and acknowledges that it is and will become familiar with trade secrets and other Confidential Information (as defined below) relating to the Company and its business. Accordingly, the Consultant agrees that for a period of five years from the expiration or termination of the Term (the “Non-Compete Period”), not to, directly or indirectly, individually or through another entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including, without limitation, on its own behalf or on behalf of another person or entity) which competes either directly or indirectly with the Company, in any market in which the Company is then operating or proposing to operate, at any time during the Non-Compete Period or as of the end of the Non-Compete Period. Nothing in this Section will be deemed to prohibit the Consultant from being a passive owner of less than 5% (either separately or together) of the outstanding stock of a corporation engaged in a competing business as described above of any class which is publicly traded, so long as it or he, as the case may be, has no direct or indirect participation in the business of such corporation.

b.	Non-Solicitation. The Consultant will not, for a period of five years from the expiration or termination of the Term, directly or indirectly, individually or through another entity or affiliate (i) solicit or assist any other person or entity to solicit, whether directly or indirectly, individually or through another entity or affiliate, any business (other than for the Company) from any entity, engage in any business with, or provide advice or services to, any person or entity which directly or indirectly competes with the Company and (ii)(a) induce or attempt to induce any employee, consultant or independent contractor of the Company to leave the employ or consulting or contracting relationship with, or in any way interfere with the relationship between the Company and any employee, consultant or independent contractor thereof, (b) solicit for employment or as a consultant or an independent contractor any person who was an employee, consultant or independent contractor of the Company at any time during the Non-Compete Period, or (c) induce or attempt to induce any customer, supplier, distributor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, distributor or other business relation and the Company.

5.	Confidentiality and Developments

a.	Maintenance of Confidentiality. The Consultant shall hold in strict confidence and shall not at any time during or after the Term with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as defined below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company hereunder, (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Consultant’s possession shall be delivered to the Company upon request therefor by the Company or automatically upon the expiration of the term or termination of this Agreement, and the Consultant shall not retain any copies of any Confidential Information.

b.	Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information relating to the business, operations, affairs, assets or conditions (financial or otherwise) of the Company which is not generally known by non-Company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Consultant develops or obtains knowledge or access through or as a result of his relationship with the Company (including, without limitation, such information conceived, originated, discovered, or developed in whole or in part by the Consultant). Confidential Information specifically includes, without limitation, all technical and business information concerning the business or proposed business of the Company, investors, prospective investors and strategic partners, business plans, partners, joint venturers, potential acquisition targets. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Consultant of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (1) such information is available in full from public sources, or (2) such information is received from a third party not under an obligation to keep such information confidential.

c.	Developments. The Consultant agrees that any developments, inventions, ideas, original works or authorship or any other work product (collectively, “Developments”) relating to the business of the Company, in whole or in part conceived or made by him, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Consultant agrees that any such Developments shall be deemed to be “work made for hire”, and that the Company shall be deemed the author thereof under the U.S. Copyright Act, provided that in the event and to the extent such works are determined not to constitute “work made for hire” as a matter of law. The Consultant hereby irrevocably assigns and transfers to the Company all right, title and interest in and to such works, including but not limited to all copyright interests therein. In this regard, the Consultant hereby appoints the Company as his attorney-in-fact, with full power and authority in the place and stead of themselves and in their respective name or otherwise, to take any action and to execute any instruments which the Company, in its sole and absolute discretion, may deem necessary or appropriate in order to vest ownership of all such Developments in the Company.

For purposes of Sections 5 hereof, the term “the Company” shall include the Company and any and all of its subsidiaries, joint venturers and partnerships.

6.	Compensation

a.	Base Cash Compensation. Commencing on January 1, 2026, the Company shall pay the Consultant in consideration for his services described herein, a gross monthly amount of USD 60,000. The amounts referred to in this Section 6.a. shall hereinafter be referred to as the “Base Compensation”.

b.	Annual Cash Bonus. For each fiscal year of the Company during the Term, the Company shall afford Consultant the opportunity to earn an incentive bonus (“Bonus”) as described in this Section 6.b. The aggregate target Bonus payable to Consultant shall equal fifty percent (50%) of the Base Salary for each fiscal year and shall be payable to the extent the applicable performance goals are achieved (which goals and payment matrices shall be set by the Compensation Committee of the Board in its discretion). The amount of the Bonus will be determined by certification by the Board that the applicable goals have been achieved, and the Board shall promptly provide such certification following the achievement of the applicable goals. The amount payable under this Section 6.b. shall be paid by the seventh (7th) day following the approval of the annual audited financial statements by the Board or its audit committee, as applicable, for the calendar year in which the Bonus is earned or if later, the fifteenth (15th) day of the third month following the end of the Company’s fiscal year in which the Bonus is earned.

c.	Discretionary Cash Bonus. In addition, if determined by the Board, the Consultant may also be entitled to a bonus on achieving defined milestones as specified by the Board.

d.	Stock Issuances. For every quarter commencing as of January 1, 2026, subject to availability of shares under approved incentive plans of the Company, the Company shall issue the Consultant at least 250,000 shares of commons stock, which shall be issued as a book entry issuance with the Company’s transfer agent. The valuation for the shares of common stock shall be the closing price on the date immediately prior to such issuance. The Consultant hereby represents that he is an accredited investor and that such shares of common stock will be restricted in accordance with the Securities Act 1933, as amended. If no such incentive plan is available, the quarterly issuance of the 250,000 shares to be issued to the Consultant shall accrue and be issued as soon as there is such plan and availability.

The Board may decide to issue the Consultant additional common stock as a periodic or success-based bonus.

e.	Other Benefits. During the Term, the Consultant shall be entitled to participate in all Consultant benefit plans, including health and 401(k) plans, from time to time generally in effect for Company’s Consultants (collectively, “Benefit Plans”). Such participation and receipt of benefits under any such Benefit Plans shall be on the same terms (including cost-sharing between Company and Consultant) as are applicable to other Company executives and shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete the Benefit Plans in a manner nondiscriminatory to Consultant at any time in accordance with applicable plan rules.

f.	Indemnification. The Company shall indemnify and hold the Consultant and the Manager harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Consultant’s or Manager’s capacity as an officer, director, or employee of the Company.

g.	Vacation and Holidays. During each 12-month period of the Term, the Consultant shall be entitled to thirty (30) business days of vacation per year of employment, which shall accrue ratably over the period earned. Use of all such vacation days is subject to the Company’s policies and procedures and shall be scheduled in such a way as to provide adequate coverage of job responsibilities and staffing requirements. During the Term, the Consultant shall be entitled to the same paid holidays provided to the full-time, regular employees of the Company.

h.	Withholding Taxes. The Company will not withhold any taxes from any compensation paid to the Consultant according to this Agreement. It is acknowledged and agreed by the parties that Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of the Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained whether in the United States or Israel.

i.	Hours Worked. The Consultant is a managerial employee. As such, the hours he works may vary considerably. As an exempt employee, the Consultant shall not be entitled to additional compensation for hours worked in excess of 40 hours per week. The Company agrees and acknowledges that Friday and Saturday are considered days that the Consultant shall not be required to work.

j.	Expenses. The Company shall reimburse the Consultant for travel and office expenses that are pre-approved in writing by the Company, provided that:

i.	Each such item is of a type that qualifies it as a proper item for deduction or capitalization by the Company for federal or state income tax purposes, or, with respect to business meals, the item qualifies as a partial deduction; and

ii.	The Consultant furnishes the Company with such records and other documentary evidence as are customarily sufficient to satisfy the requirement for substantiation of such expenditures as an income tax deduction (or capitalization) pursuant to applicable federal and state statutes and/or regulations.

k.	Relocation grant and expense coverage. Should the Consultant relocate to the US, the Company shall grant the Consultant an amount of USD 175,000 to cover the Consultant’s expected costs and expenses associated with such relocation.

7.	Termination. This Agreement and the services provided hereunder shall terminate under the following conditions:

a.	The death of the Manager;

b.	The permanent disability of the Manager (permanent disability shall exist when the Manager suffers from a condition of mind or body that indefinitely prevents him from further performance of his essential job duties with or without reasonable accommodation); or

c.	Upon receipt by the Consultant of written notice from the Company that the Consultant is being discharged for “good cause.” The Company has “good cause” to discharge the Consultant, without liability, for the reasons listed below:

i.	The Consultant fails or refuses to faithfully and diligently perform the usual and customary duties to the Company, which failure or refusal is not cured after 10-day written notice thereof is given to the Consultant; or

ii.	It is determined that the Consultant has conducted himself in an illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of the Company; including, but not limited to, theft or misappropriation of the Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being indicted for a felony; or

iii.	The Consultant violates any term or condition of this Agreement, which violation is not cured after 10-day written notice thereof is given.

d.	Upon receipt by the Consultant of written notice from the Company that the consultancy is being terminated for “other than good cause.”

e.	Upon receipt by the Company of written notice from the Consultant or the Manager is resigning. This written notice shall be provided to the Company at least three (3) months in advance of such resignation. In the event that such written notice is provided, the Company’s obligations hereunder shall terminate after paying the Consultant any amounts owed pursuant to this Agreement.

8.	Compensation Upon Termination.

a.	For Good Cause. In the event the Consultant is discharged for good cause pursuant to Section 7.c., the Consultant shall receive notice that his employment is terminated immediately (subject to the time provisions provided in Section 7.c.i. and iii), and shall be paid at the then Base Compensation up to the date of such termination. The Consultant is entitled to no other compensation when terminated for good cause as defined in Section 7.c.

b.	For Other Than Good Cause. In the event the Consultant is terminated for other than good cause pursuant to Section 7.d., the Consultant shall receive severance of the accrued Base Compensation up to the date of termination plus an additional six (6) months of the Base Compensation.

c.	Death or Permanent Disability. In the event the Consultant dies or becomes permanently disabled as defined in this Agreement pursuant to Section 7.a. or 7.b., the Company’s obligations hereunder shall terminate after paying the Consultant any Base Compensation owed through the last day he was employed by the Company. Neither the Consultant nor his estate or representative is entitled to any other compensation when he dies or becomes permanently disabled.

d.	Resignation. In the event the Consultant resigns pursuant to Section 7.e., the Consultant shall receive the Base Compensation following such resignation through the last day he performed services to the Company plus an additional twelve (12) months of the Base Compensation.

9.	Enforcement. The Consultant acknowledges that the Company will suffer substantial and irreparable damages not readily ascertainable or compensable in the event of the breach of any of the Consultant’s obligations under this Agreement, particularly Sections 4 and 5 hereof. Each of the Company and the Consultant therefore agree that the provisions of this Agreement, particularly Sections 4 and 5 shall be construed as an agreement independent of the other provisions of this Agreement and that the Company, in addition to any other remedies (including damages) provided by law, shall have the right to pursue the remedy to have such provisions specifically enforced by any court having equity jurisdiction thereof. Accordingly, in addition to all of the Company’s rights and remedies under this Agreement, including but not limited to, the right to the recovery of monetary damages from the Consultant, the Company shall be entitled, and the Consultant hereby consents, to seek the issuance by any court of competent jurisdiction of temporary, preliminary and permanent injunctions, without bond, enjoining any such breach or threatened breach by the Consultant.

The rights and remedies set forth in this Section 9 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

If at any time any of the provisions of this Agreement shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, the provisions hereof shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each of the Consultant and the Consultant agree that such provisions, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10.	Independent Consultant Relationship. The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to the Consultant’s performance of services and receipt of fees under this Agreement. The Company will not withhold or make payments for National Insurance Institute; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf. The Consultant shall make all payments to the applicable taxing authorities as required and it shall be solely responsible thereof. The Company shall be entitled to require the Consultant to produce evidence that such payments have been made. The Consultant agrees to indemnify and defend the Company for all costs, losses, liabilities, and damages paid or incurred by the Company, including reasonable attorney fees and expenses, and shall defend the Company for any taxes or contributions, including interest and penalties, which should have been paid by the Consultant or the Manager in connection with the consulting services provided hereunder. In the event an action or proceeding is brought against the Consultant and/or the Manager in connection with performing services to the Company, the Company shall promptly be given notice of such lawsuit or proceeding.

11.	Ventures. If, during the Term, the Consultant is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, the Consultant shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to the Consultant as provided in this Agreement.

12.	Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Neither the Consultant nor the Manager shall not be entitled to assign any of his rights or obligations under this Agreement without the prior written consent of the Company.

13.	Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Delaware.

14.	Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

15.	Counterparts. This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile or other electronic signature shall have the same force and effect as an original signature.

16.	Separate Terms/Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.

17.	Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

18.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to the last known address of the Consultant in the case of the Consultant.

19.	Entire Agreement. Each of the Consultant and the Manager agrees that this Agreement represents the entire agreement with the Company concerning services to the Company, and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any agent thereof, including without limitation the Previous Service Agreements. The Consultant understands that no representative of the Company has been authorized to enter into any agreement or commitment which is inconsistent in any way with the terms of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Each party further agrees that they were represented, or had the opportunity to be represented, by counsel of their own choosing in the negotiation of the terms of this Agreement.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

IN WITNESS HEREOF, the parties have executed this Consulting Agreement to be effective of the date first provided above.

BILLIO LTD.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom

T3 DEFENSE INC.

By:	/s/ Reuven Yeganeh
Name:	Reuven Yeganeh
Title:	Director, Audit Committee

By:	/s/ David Rokach
Name:	David Rokach
Title:	Director, Compensation Committee

Menachem Shalom agrees to the terms and provisions of this Agreement.

/s/ Menachem Shalom
Menachem Shalom